Exhibit 10.01

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) entered into at San Francisco, California, as of September 29, 2006, between Rackable Systems, Inc., a Delaware corporation, with its executive offices located at 1933 Milmont Drive, Milpitas, California 95035 (the “Borrower”) and HSBC Bank USA, National Association, a bank organized under the laws of the United States of America, with an address of 601 Montgomery Street, San Francisco, California 94111 (the “Bank”).

FOR VALUE RECEIVED, and in consideration of the granting by the Bank of financial accommodations to or for the benefit of the Borrower, including without limitation respecting the Obligations (as hereinafter defined), the Borrower represents and agrees with the Bank, as of the date hereof and as of the date of each loan, credit and/or other financial accommodation, as follows:

1. THE LOAN

1.1 Revolving Loans. Bank agrees to make Revolving Loans (the “Revolving Loans”) to or for the account of Borrower, upon Borrower’s request therefor, in an aggregate amount of up to Twenty-Five Million Dollars and Zero Cents ($25,000,000.00) (the “Revolving Loan Amount”) or such other amounts as may from time to time be established by Bank, subject to the terms and conditions set forth herein. The Revolving Loans shall be evidenced by that certain Revolving Note, of even date herewith (the “Revolving Note”), by Rackable Systems, Inc. in favor of the Bank in the face amount of the Revolving Loan Amount. This Agreement, the Revolving Note, any security agreements or guaranties and any and all other documents, amendments or renewals executed and delivered to the Bank are collectively hereinafter referred to as the “Loan Documents”.

1.2 Revolving Loan Account. An account shall be opened on the books of Bank in which account a record will be kept of all Revolving Loans, and all payments thereon and other appropriate debits and credits as provided by this Agreement. No failure by the Bank to make and no error by the Bank in making, any entry in such books will affect the Borrower’s obligation to repay the full principal amount advanced by the Bank to or for the account of the Borrower, or the Borrower’s obligation to pay interest thereon at the agreed upon rate.

1.3 Interest. Interest respecting the Revolving Loans will be charged to Borrower on the principal amount from time to time outstanding at the rate specified in the Revolving Note in accordance with the terms of the Revolving Note.

1.4 Expiration Date. All loans and advances made respecting the Revolving Loans shall be payable to Bank on Expiration Date, notwithstanding the inclusion of events of default in this Agreement or in any other Loan Document and whether or not any event of default has occurred under this Agreement or any of the Loan Documents. Expiration Date shall be the date 364 days from the date of this agreement.

1.5 Authorized Persons; Advances. Any person duly authorized by a general borrowing resolution of the Borrower, or in the absence of such a resolution, the CFO or President of the Borrower, or any person otherwise authorized in this paragraph, may request discretionary loans hereunder, either orally or otherwise, but the Bank at its option may require that all requests for loans hereunder shall be in writing. The Bank shall incur no liability to the Borrower in acting upon any request referred to herein which the Bank believes in good faith to have been made by an authorized person or persons. Each loan hereunder may be credited by Bank to any deposit account of Borrower with Bank or with any other bank with which Borrower maintains a deposit account, or may be paid to Borrower (or as Borrower instructs) or may be applied to any Obligations, as Bank may in each instance elect.

1.6 Monthly Statement. At the option of the Bank, after the end of each month, Bank will render to Borrower a statement of the Revolving Loan account, showing all applicable credits and debits. Each statement shall be considered correct and absent manifest error and to have been accepted by Borrower and shall be conclusively binding upon Borrower in respect of all charges, debits and credits of whatsoever nature contained therein respecting the Revolving Loans, and the closing balance shown therein, unless Borrower notifies Bank in writing of any discrepancy within twenty (20) days from the mailing by Bank to Borrower of any such monthly statement.

1.7 Definitions. The following definitions shall apply:

(a)	“Code” shall mean the Uniform Commercial Code of California as amended from time to time.

(b)	“Obligation(s)” shall mean, without limitation, all loans, advances, indebtedness, notes, liabilities, rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, forward transactions, currency swap transactions, cross-currency rate swap transactions, currency options and amounts, liquidated or unliquidated, owing by the Borrower to the Bank at any time, of each and every kind, nature and description, whether arising under this Agreement or otherwise, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Borrower to the Bank; or are due indirectly by the Borrower to the Bank as endorser, or as borrower of obligations due third persons which have been endorsed or assigned to the Bank, or otherwise), absolute or contingent, due or to become due, now existing or hereafter arising or contracted, including, without limitation, payment when due of all amounts outstanding respecting any of the Loan Documents. Said term shall also include all interest and other charges chargeable to the Borrower or due from the Borrower to the Bank from time to time and all costs and expenses referred to in this Agreement.

(c)	“Person” or “party” shall mean individuals, partnerships, corporations, limited liability companies and all other entities.

All words and terms used in this Agreement other than those specifically defined herein shall have the meanings accorded to them in the Code.

2. REPRESENTATIONS AND WARRANTIES

2.1 Organization and Qualification. Borrower is a duly organized and validly existing corporation under the laws of the State of its incorporation with the exact legal name set forth in the first paragraph of this Agreement. Borrower is in good standing under the laws of said State, has the power to own its property and conduct its business as now conducted and as currently proposed to be conducted, and is duly qualified to do business under the laws of each state where the nature of the business done or property owned requires such qualification and where the failure to be so qualified would have a material adverse effect on the Borrower’s business.

2.2 Subsidiaries. Borrower has no subsidiaries other than as set forth on Schedule 2.2, List of Subsidiaries.

2.3 Corporate Records. Borrower’s corporate charter, articles of organization or incorporation and all amendments thereto have been duly filed and are in proper order. All outstanding capital stock issued by the Borrower was and is properly issued and all books and records of the Borrower, including but not limited to its minute books, bylaws and books of account, are accurate and up to date and will be so maintained.

2.4 Title to Properties; Absence of Liens. Borrower has good and clear record and marketable title to all of its properties and assets, and all of its properties and assets are free and clear of all mortgages, liens, pledges, charges, encumbrances and setoffs, except those mortgages, deeds of trust, leases of personal property and security interests previously specifically consented to in writing by the Bank.

2.5 Places of Business. Borrower’s chief executive office is correctly stated in the preamble to this Agreement, and Borrower shall, during the term of this Agreement, notify Bank of any move of their chief executive offices.

2.6 Valid Obligations. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action and each represents a legal, valid and binding obligation of Borrower and is fully enforceable according to its terms, except as limited by laws relating to the enforcement of creditors’ rights.

2.7 Conflicts. There is no provision in Borrower’s organizational or charter documents, if any, or in any indenture, contract or agreement to which Borrower is a party which prohibits, limits or restricts the execution, delivery or performance of the Loan Documents.

2.8 Governmental Approvals. The execution, delivery and performance of the Loan Documents does not require any approval of or filing with any governmental agency or authority.

2.9 Litigation, etc. There are no actions, claims or proceedings pending or to the knowledge of Borrower threatened against Borrower which might materially adversely affect the ability of Borrower to conduct its business or to pay or perform the Obligations.

2.10 Financial Statements. The Borrower has filed with the U.S. Securities & Exchange Commission the following Financial Statements (the “Financial Statements”): balance sheet as of June 30, 2006, and statement of profit and loss for the period ending June 30, 2006. The balance sheet fairly presents the condition of the Borrower at the date thereof and the statement of profit and loss fairly presents the results of the operations of the Borrower for the period indicated, all in conformity with generally accepted accounting principles, consistently applied.

2.11 Changes. Since the date of the Financial Statements, there have been no changes in the assets, liabilities, financial condition or business of the Borrower, other than changes in the ordinary course of business, the effect of which have, in the aggregate, have not been materially adverse.

2.12 Taxes. Borrower has filed all Federal, state and other tax returns required to be filed (except for such returns for which current and valid extensions have been filed), and all taxes, assessments and other governmental charges due from the Borrower have been fully paid. The Borrower has established on its books reserves adequate for the payment of all Federal, state and other tax liabilities (if any).

2.13 Use of Proceeds. No portion of any loan is to be used for (i) the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224 or (ii) primarily personal, family or household purposes.

2.14 Environmental. As of the date hereof neither the Borrower nor any of Borrower’s agents, employees or independent contractors (1) have caused or are aware of a release or threat of release of Hazardous Materials (as defined herein) on any of the premises or personal property owned or controlled by Borrower (“Controlled Property”) or any property abutting Controlled Property (“Abutting Property”), which could give rise to liability under any Environmental Law (as defined herein) or any other Federal, state or local law, rule or regulation; (2) have arranged for the transport of or transported any Hazardous Materials in a manner as to violate, or result in potential liabilities under, any Environmental Law; (3) have received any notice, order or demand from the Environmental Protection Agency or any other Federal, state or local agency under any Environmental Law; (4) have incurred any liability under any Environmental Law in connection with the mismanagement, improper disposal or release of Hazardous Materials; or (5) are aware of any inspection or investigation of any Controlled Property or Abutting Property by any Federal, state or local agency for possible violations of any Environmental Law.

To the best of Borrower’s knowledge, neither Borrower, nor any prior owner or tenant of any Controlled Property, committed or omitted any act which caused the release of Hazardous Materials on such Controlled Property which could give rise to a lien thereon by any Federal, state or local government. No notice or statement of claim or lien affecting any Controlled Property has been recorded or filed in any public records by any Federal, state or local government for costs, penalties, fines or other charges as to such property. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the ownership, operation, or use of the Controlled Property, including without limitation, the past or present generation, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed.

Borrower agrees to indemnify and hold Bank harmless from all liability, loss, cost, damage and expense, including attorney fees and costs of litigation, arising from any and all of its violations of any Environmental Law (including those arising from any lien by any Federal, state or local government arising from the presence of Hazardous Materials) or from the presence of Hazardous Materials located on or emanating from any Controlled Property or Abutting Property whether existing or not existing and whether known or unknown at the time of the execution hereof and regardless of whether or not caused by, or within the control of Borrower. Borrower further agrees to reimburse Bank upon demand for any costs incurred by Bank in connection with the foregoing. Borrower agrees that its obligations hereunder shall be continuous and shall survive the repayment of all debts to Bank and shall continue so long as a valid claim may be lawfully asserted against the Bank.

The term “Hazardous Materials” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Law or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.

The term “Environmental Law” means any present and future Federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Materials, relating to liability for or costs of remediation or prevention of releases of Hazardous Materials or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.

3. AFFIRMATIVE COVENANTS

3.1 Payments and Performance. Borrower will duly and punctually pay all Obligations becoming due to the Bank and will duly and punctually perform all Obligations on its part to be done or performed under this Agreement.

3.2 Books and Records; Inspection. Borrower will at all times keep proper books of account in which full, true and correct entries will be made of its transactions in accordance with generally accepted accounting principles, consistently applied and which are adequate to determine fairly the financial condition and the results of operations of Borrower. Borrower will at all reasonable times make its books and records available in its offices for inspection, examination and duplication by the Bank and the Bank’s representatives and will permit inspection of all of its properties by the Bank and the Bank’s representatives. Borrower will from time to time furnish the Bank with such information and statements as the Bank may request in its sole discretion with respect to the Obligations.

3.3 Financial Statements. Borrower will furnish to Bank:

(a)	as soon as available to Borrower, but in any event within 45 days after the close of each quarterly period of its fiscal year, a full and complete signed copy of financial statements, which shall include a balance sheet of the Borrower, as at the end of such quarter, statement of cash flows and statement of profit and loss of the Borrower reflecting the results of its operations during such quarter, and prepared in accordance with generally accepted accounting principles, consistently applied, subject to year-end adjustments;

(b)	as soon as available to Borrower, but in any event within 120 days after the close of each fiscal year, a full and complete signed copy of financial statements, prepared by it’s certified public accountants, which shall include a balance sheet of the Borrower, as at the end of such year, statement of cash flows and statement of profit and loss of the Borrower reflecting the results of its operations during such year, bearing the opinion of such certified public accountants and prepared on an audited basis in accordance with generally accepted accounting principles, consistently applied together with any so-called management letter;

(c)	within 45 days after the end of each quarter, Borrower shall deliver to the bank a Quarterly Covenant Compliance Certificate as in Exhibit A attached;

(d)	from time to time, such financial data and information about Borrower as Bank may reasonably request; and

3.4 Conduct of Business. The Borrower will maintain its existence in good standing and comply with all laws and regulations of the United States and of any state or states thereof and of any political subdivision thereof, and of any governmental authority which may be applicable to it or to its business; provided that this covenant shall not apply to any tax, assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

3.5 Operating and Deposit Accounts. The Borrower shall maintain with the Bank its primary operating and deposit accounts no later than March 31, 2007. At the option of the Bank, all loan payments and fees will automatically be debited from the Borrower’s primary operating account and all advances will automatically be credited to the Borrower’s primary operating account.

3.6 Taxes. Borrower will promptly pay all real and personal property taxes, assessments and charges and all franchise, income, unemployment, retirement benefits, withholding, sales and other taxes assessed against it or payable by it before delinquent; provided that this covenant shall not apply to any tax assessment or charge which is being contested in good faith and with respect to which reserves have been established and are being maintained.

3.7 Maintenance. Borrower will keep and maintain its properties, if any, in good repair, working order and condition. The Borrower will immediately notify the Bank of any loss or damage to or any occurrence which would adversely affect the value of any such property.

3.8 Insurance. Borrower will maintain in force property and casualty insurance on any property of the Borrower, if any, against risks customarily insured against by companies engaged in businesses similar to that of the Borrower.

3.9 Notification of Default. Immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, or any condition or event which would upon notice or lapse of time, or both, constitute an Event of Default, Borrower shall give Bank written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto.

3.10 Notification of Material Litigation. Borrower will immediately notify the Bank in writing of any litigation or of any investigative proceedings of a governmental agency or authority commenced or threatened against it which would or might be materially adverse to the financial condition of Borrower of the Obligations.

3.11 Pension Plans. With respect to any pension or benefit plan maintained by Borrower, or to which Borrower contributes (“Plan”), the benefits under which are guarantied, in whole or in part, by the Pension Benefit Guaranty Corporation created by the Employee Retirement Income Security Act of 1974, P.L. 93-406, as amended (“ERISA”) or any governmental authority succeeding to any or all of the functions of the Pension Benefit Guaranty Corporation (“Pension Benefit Guaranty Corporation”), Borrower will (a) fund each Plan as required by the provisions of Section 412 of the Internal Revenue Code of 1986, as amended; (b) cause each Plan to pay all benefits when due; (c) furnish Bank (i) promptly with a copy of any notice of each Plan’s termination sent to the Pension Benefit Guaranty Corporation (ii) no later than the date of submission to the Department of Labor or to the Internal Revenue Service, as the case may be, a copy of any request for waiver from the funding standards or extension of the amortization periods required by Section 412 of the Internal Revenue Code of 1986, as amended and (iii) notice of any Reportable Event as such term is defined in ERISA; and (d) subscribe to any contingent liability insurance provided by the Pension Benefit Guaranty Corporation to protect against employer liability upon termination of a guarantied pension plan, if available to Borrower.

4. NEGATIVE COVENANTS

4.1 Financial Covenants. The Borrower will not at any time or during any fiscal period (as applicable) fail to be in compliance with any of the financial covenants in this section.

(a)	Definitions. The following definitions shall apply to this Section:

(i) “Current Assets” shall mean current assets as defined under GAAP, excluding prepaid items.

(ii) “Current Liabilities” shall mean current liabilities as defined under GAAP, plus non-subordinated liabilities of the Borrower owing to related parties or affiliates.

(iii) “GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

(iv) “Intangible Assets” shall mean, as of the date of determination thereof, assets that in accordance with GAAP are properly classifiable as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights.

(v) “Net Income” shall mean, for any period, net income (or net loss, expressed as a negative number), determined in accordance with GAAP.

(vi) “Tangible Net Worth” shall mean, as of the date of determination thereof, total assets (excluding all Intangible Assets, and accounts receivable and/or indebtedness owing from any employee or any parent, subsidiary or other affiliate) less total liabilities plus Subordinated Indebtedness.

(vii) “Liquidity” shall mean, at all times, minimum unrestricted cash and cash equivalents to be defines as (a) unrestricted cash equivalents and short-term investments characterized as such on the Borrower’s consolidated balance sheet and (b) other unrestricted investments made by the Borrower in accordance with such written investment policies as are approved by the Borrowers board of directors, held by the Borrower and its subsidiaries.

(b)	Liquidity. The Borrower shall not permit its unencumbered cash balances to be less than $15,000,000 at any time.

(c)	Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth to be less than $200,000,000 at any time.

(d)	Net Income. The Borrower shall not permit its Net Income to be less than $1.00 for any fiscal quarter, excluding the impact of Stock Compensation Charges pursuant to the requirements of FAS 123 (R) and acquisition related charges for the Terrascale acquisition pursuant to the requirements of purchase accounting rules.

4.2 Limitations on Indebtedness. Borrower shall not issue any evidence of indebtedness or create, assume, guarantee, become contingently liable for, or suffer to exist indebtedness in addition to indebtedness to the Bank, except indebtedness or liabilities of Borrower, other than for money borrowed, incurred or arising in the ordinary course of business.

4.3 Sale of Interest. There shall not be any sale or transfer of ownership of any interest in the Borrower without the Bank’s prior written consent, which is not to be unreasonably withheld, unless such transfer shall not result in change in control of Borrower.

4.4 Loans or Advances. Borrower shall not make any loans or advances to any individual, partnership, corporation, limited liability company, trust, or other organization or person, including without limitation its officers and employees; provided, however, that Borrower may make advances to its employees, including its officers, with respect to expenses incurred or to be incurred by such employees in the ordinary course of business, including advances to subsidiaries, which expenses are reimbursable by Borrower; and provided further, however, that Borrower may extend credit in the ordinary course of business in accordance with customary trade practices.

4.5 Dividends and Distributions. Borrower shall not, without prior written consent of the Bank, pay any dividends on or make any distribution on account of any class of Borrower’s capital stock in cash or in property (other than additional shares of such stock), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock, except, so long as Borrower is not in default hereunder, if Borrower is a Subchapter S corporation, under the regulations of the Internal Revenue Service of the United States, distributions to the Shareholders of Borrower in such amounts as are necessary to pay the tax liability of such Shareholders due as a result of such Shareholders’ interest in the Borrower.

4.6 Merger. Borrower will not merge or consolidate or be merged or consolidated with or into any other entity without the Bank’s prior written consent, which is not to be unreasonably withheld, unless such transfer shall not result in change in control of Borrower.

4.7 Capital Expenditures. The Borrower shall not, directly or indirectly, make or commit to make capital expenditures by lease, purchase, or otherwise, except in the ordinary and usual course of business.

4.8 Sale of Assets. Borrower shall not sell, lease or otherwise dispose of any of its assets, except in the ordinary and usual course of business and except for the purpose of replacing machinery, equipment or other personal property which, as a consequence of wear, duplication or obsolescence, is no longer used or necessary in the Borrower’s business, provided that fair consideration is received therefor; provided, however, in no event shall the Borrower sell, lease or otherwise dispose of any equipment purchased with the proceeds of any loans made by the Bank.

4.9 Restriction on Liens. Borrower shall not grant any security interest in, or mortgage of, any of its properties or assets (excluding lease financing in the normal course of business). Borrower shall not agree with any person other than the Bank to not grant any security interest in, or mortgage of, any of its properties or assets.

4.10 Other Business. Borrower shall not engage in any business other than the business in which it is currently engaged or a business reasonably allied thereto.

4.11 Change of Name, etc. Borrower shall not change its legal name or the State or the type of its organization, without giving the Bank at least 30 days prior written notice thereof.

5. DEFAULT

5.1 Default. “Event of Default” shall mean the occurrence of one or more of any of the following events:

(a)	default of any liability (excluding trade obligations), covenant or undertaking of the Borrower of the Obligations to the Bank, hereunder or otherwise, including, without limitation, failure to pay in full and when due any installment of principal or interest or default of the Borrower of the Obligations under any other Loan Document or any other agreement with the Bank;

(b)	default of any liability, obligation or undertaking of the Borrower of the Obligations to any other party;

(c)	if any statement, representation or warranty heretofore, now or hereafter made by the Borrower of the Obligations in connection with this Agreement or in any supporting financial statement of the Borrower of the Obligations shall be reasonably determined by the Bank to have been false or misleading in any material respect when made;

(d)	if the Borrower of the Obligations is a corporation, trust, partnership or limited liability company, the liquidation, termination or dissolution of any such organization, or the merger or consolidation of such organization into another entity, or its ceasing to carry on actively its present business or the appointment of a receiver for its property;

(e)	the death or judicial declaration of incompetence of the Borrower of the Obligations and, if the Borrower of the Obligations is a partnership or limited liability company, the death or judicial declaration of incompetence of any partner or member;

(f)	the institution by or against the Borrower of the Obligations of any proceedings under the Bankruptcy Code 11 USC §101 et seq. or any other law in which the Borrower of the Obligations is alleged to be insolvent or unable to pay its debts as they mature, or the making by the Borrower of the Obligations of an assignment for the benefit of creditors or the granting by the Borrower of the Obligations of a trust mortgage for the benefit of creditors (each of the foregoing in this subclause, an “Insolvency Default”);

(g)	the service upon the Bank of a writ in which the Bank is named as trustee of the Borrower of the Obligations;

(h)	a judgment or judgments for the payment of money shall be rendered against the Borrower of the Obligations, and any such judgment shall remain unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution;

(i)	any levy, lien (including mechanics lien), seizure, attachment, execution or similar process shall be issued or levied on any of the property of the Borrower of the Obligations;

(j)	the termination or revocation of any guaranty of the Obligations; or

(k)	the occurrence of such a change in the condition or affairs (financial or otherwise) of the Borrower of the Obligations, or the occurrence of any other event or circumstance, such that the Bank, reasonably deems that it is insecure or that the prospects for timely or full payment or performance of any obligation of the Borrower of the Obligations to the Bank has been or may be impaired.

5.2 Acceleration. If an Event of Default shall occur, at the election of the Bank (but automatically in the case of an Insolvency Default), all Obligations shall become immediately due and payable without notice or demand, except with respect to Obligations payable on DEMAND, which shall be due and payable on DEMAND, whether or not an Event of Default has occurred.

5.3 Nonexclusive Remedies. All of the Bank’s rights and remedies not only under the provisions of this Agreement but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by the Bank at such time or times and in such order of preference as the Bank in its sole discretion may determine.

6. MISCELLANEOUS

6.1 Waivers. The Borrower waives notice of intent to accelerate, notice of acceleration, notice of nonpayment, demand, presentment, protest or notice of protest of the Obligations, and all other notices, consents to any renewals or extensions of time of payment thereof, and generally waives any and all suretyship defenses and defenses in the nature thereof.

6.2 Waiver of Homestead. To the maximum extent permitted under applicable law, the Borrower hereby waives and terminates any homestead rights and/or exemptions respecting any of its property under the provisions of any applicable homestead laws, including without limitation, California Code of Civil Procedure Sections 704-710 et seq.

6.3 Severability. If any provision of this Agreement or portion of such provision or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Agreement (or the remainder of such provision) and the application thereof to other persons or circumstances shall not be affected thereby.

6.4 Facility Fee. The Borrower shall pay on the day hereof a fee to the Bank in the amount of $40,000.00 as a non-refundable facility fee which fee shall be fully earned by the Bank as of the day hereof.

6.5 Indemnification. The Borrower shall indemnify, defend and hold the Bank and the Bank’s directors, officers, employees, agents and attorneys harmless of and from any claim brought or threatened against the Bank by the Borrower, of the Obligations, or any other person (as well as from reasonable attorneys’ fees and expenses in connection therewith) on account of the Bank’s relationship with the Borrower, of the Obligations (each of which may be defended, compromised, settled or pursued by the Bank with counsel of the Bank’s election, but at the expense of the Borrower), except for any claim arising out of the gross negligence or willful misconduct of the Bank. The within indemnification shall survive payment of the Obligations, and/or any termination, release or discharge executed by the Bank in favor of the Borrower.

6.6 Costs and Expenses. The Borrower shall pay to the Bank on demand any and all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements, court costs, litigation and other expenses) incurred or paid by the Bank in establishing, maintaining, protecting or enforcing any of the Bank’s rights or the Obligations, including, without limitation, any and all such costs and expenses incurred or paid by the Bank in collecting or attempting to collect or enforcing or attempting to enforce payment of any Obligation.

6.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

6.8 Complete Agreement. This Agreement and the other Loan Documents constitute the entire agreement and understanding between and among the parties hereto relating to the subject matter hereof, and supersedes all prior proposals, negotiations, agreements and understandings among the parties hereto with respect to such subject matter.

6.9 Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, and shall remain in full force and effect (and the Bank shall be entitled to rely thereon) until released in writing by the Bank. The Bank may transfer and assign this Agreement and deliver it to the assignee, who shall thereupon have all of the rights of the Bank; and the Bank shall then be relieved and discharged of any responsibility or liability with respect to this Agreement. The Borrower may not assign or transfer any of its rights or obligations under this Agreement. Except as expressly provided herein or in the other Loan Documents, nothing, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

6.10 Further Assurances. Borrower will from time to time execute and deliver to Bank such documents, and take or cause to be taken, all such other or further action, as Bank may request in order to effect and confirm or vest more securely in Bank all rights contemplated by this Agreement and the other Loan Documents (including, without limitation, to correct clerical errors) or to comply with applicable statute or law.

6.11 Amendments and Waivers. This Agreement may be amended and Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if Borrower shall obtain the Bank’s prior written consent to each such amendment, action or omission to act. No course of dealing and no delay or omission on the part of Bank in exercising any right hereunder shall operate as a waiver of such right or any other right and waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy of Bank on any future occasion.

6.12 Terms of Agreement. This Agreement shall continue in full force and effect so long as any Obligations or obligation of Borrower to Bank shall be outstanding, or the Bank shall have any obligation to extend any financial accommodation hereunder, and is supplementary to each and every other agreement between Borrower and Bank and shall not be so construed as to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower under any such agreement, nor shall any contemporaneous or subsequent agreement between Borrower and the Bank be construed to limit or otherwise derogate from any of the rights or remedies of Bank or any of the liabilities, obligations or undertakings of Borrower hereunder, unless such other agreement specifically refers to this Agreement and expressly so provides.

6.13 Notices. Any notice under or pursuant to this Agreement shall be a signed writing or other authenticated record (within the meaning of Article 9 of the Code). Any notices under or pursuant to this

Agreement shall be deemed duly received and effective if delivered in hand to any officer of agent of the Borrower or Bank, or if mailed by registered or certified mail, return receipt requested, addressed to the Borrower or Bank at the address set forth in this Agreement or as any party may from time to time designate by written notice to the other party.

6.14 Governing Law. This Agreement has been executed or completed and/or is to be performed in California, and it and all transactions thereunder or pursuant thereto shall be governed as to interpretation, validity, effect, rights, duties and remedies of the parties thereunder and in all other respects by the laws of California without giving effect to the conflicts of laws principles thereof.

6.15 Reproductions. This Agreement and all documents which have been or may be hereinafter furnished by Borrower to the Bank may be reproduced by the Bank by any photographic, photostatic, microfilm, xerographic or similar process, and any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business).

6.16 Joint and Several. If more than one Borrower signs this Agreement, then the responsibilities hereunder are joint and several.

6.17 Completing and Correcting this Agreement. The Borrower authorizes the Bank to fill in any blank spaces and to otherwise complete this Agreement and to correct any patent errors herein.

6.18 ADDITIONAL WAIVERS. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, BORROWER WAIVES (i) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (ii) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE AND (iii) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

6.19 Increased Costs. If any law, regulation or guideline or any change therein or interpretation or application thereof by any regulatory body, court, administrative or governmental authority charged with the interpretation or administration thereof, or compliance with any request, directive, ruling, decree, judgment or recommendation of any regulatory body, court administrative or governmental authority now existing or hereafter adopted (whether or not having the force of law) imposes, modifies or deems applicable, any capital adequacy, increased capital adequacy or similar requirement and the result is to increase the cost of, or reduce the rate of return on, the Bank’s (or Bank affiliate’s or participant’s) capital as a consequence of its obligations hereunder, the Bank shall notify the Borrower of such fact. The Borrower and the Bank shall thereafter in good faith negotiate an adjustment to the fees payable hereunder which, in the reasonable judgment of the Borrower and the Bank, will adequately compensate the Bank (or Bank affiliate or participant) in light of these circumstances. In the event that the Borrower and the Bank are unable to agree on such adjustment within 30 days after the date on which the Bank sends such notice to the Borrower, the Borrower shall on the later of such 30th day after notice or the date such increased cost or reduced return takes effect, unless otherwise agreed to by the Bank (or Bank affiliate or participant), prepay all loans and terminate the Commitment on the 30th day.

6.20 Jurisdiction and Venue. Borrower irrevocably submits to the nonexclusive jurisdiction of any Federal or state court sitting in California, over any suit, action or proceeding arising out of or relating to this Agreement. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum. Borrower hereby consents to any and all process which may be served in any such suit, action or proceeding, (i) by mailing a copy thereof by registered and certified mail, postage prepaid, return receipt requested, to the Borrower’s address shown in this Agreement or as notified to the Bank and (ii) by serving the same upon the Borrower in any other manner otherwise permitted by law, and agrees that such service shall in every respect be deemed effective service upon Borrower.

6.21 Civil Code Section 2822. In the event that at any time, a surety is liable upon only a portion of Borrower’s obligations under the Loan Documents and Borrower provides partial satisfaction of any such obligation(s), Borrower hereby waives any right it would otherwise have, under Section 2822 of the California Civil Code, to designate the portion of the obligations to be satisfied. The designation of the portion of the obligation to be satisfied shall, to the extent not expressly made by the terms of the Loan Documents, be made by the Bank rather than Borrower.

6.22 JURY WAIVER. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE OBLIGATIONS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN, WAIVED. THE BORROWER CERTIFIES THAT NEITHER THE BANK NOR ANY OF ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY.

Executed as of September 29, 2006.
Borrower:

Rackable Systems, Inc.

	By:	/s/ Madhu Ranganathan
	Title:	CFO

HSBC Bank USA, National Association

By:	/s/ David C. Hants
David C. Hants, Commercial Executive

EXHIBIT A

QUARTERLY COVENANT COMPLIANCE CERTIFICATE

Date:

HSBC Bank USA, National Association

601 Montgomery Street, 10th Floor

San Francisco, CA 94111

Ladies and Gentlemen:

Reference is made to the Loan Agreement, dated as of September     , 2006 (as amended and in effect from time to time, the “Loan Agreement”), by and between Rackable Systems Inc. (“Borrower”) and HSBC Bank USA, National Association (“Bank”). Capitalized terms which are used herein without definition and which are defined in the Loan Agreement shall have the respective meanings assigned to such terms in the Loan Agreement.

Pursuant to Section 3.3 of the Loan Agreement, the principal financial or accounting officer of the Borrower hereby certifies to you as follows: (a) the information furnished in the financial statements and computations attached hereto fairly present the financial position of Borrower as of the date thereof; (b) the financial statements delivered herewith were prepared in accordance with generally accepted accounting principles (except for provisions for footnotes and, subject to year-end adjustments as disclosed therein), (c) Borrower is in compliance with the financial covenants contained in Section 4.1 of the Loan Agreement as shown below, (d) Borrower’s representations and warranties contained in Section 2 of the Loan Agreement continue true, accurate and complete in all material respects, (e) no Event of Default has occurred and is continuing.

	Required	Actual
Tangible Net Worth	Not less than $200,000,000 at any time.	$
Net Income	Not less than $1.00 for any fiscal quarter.	$
Liquidity	Unencumbered cash balances not less than $15,000,000 at any time.	$

IN WITNESS WHEREOF, the undersigned officer has executed this Quarterly Covenant Compliance Certificate as of the date first written above.

RACKABLE SYSTEMS INC.

By:
Name:
Title: